EXHIBIT 99.1

CONTACT:

Karen A. Warren (Investor Relations)

401-727-5401

Wayne S. Charness (News Media)
401-727-5983

FOR IMMEDIATE RELEASE

BRIAN GOLDNER BECOMES HASBRO’S CEO,

DAVID HARGREAVES NAMED CHIEF OPERATING OFFICER

PAWTUCKET, R.I., May 22, 2008 – As previously announced on February 11th 2008, Brian Goldner, 45, became Hasbro’s (NYSE:HAS) Chief Executive Officer at the Company’s annual meeting of shareholders today, as Alfred J. Verrecchia, 65, transitioned to Chairman of the Board.

In his first move as CEO, Goldner named David Hargreaves, 55, a 26-year Hasbro veteran who has held a number of senior posts at the Company, as Hasbro’s Chief Operating Officer. In his new role Hargreaves will have day-to-day responsibility for the in-market execution of the Company’s sales and marketing strategies around the world, as well as global manufacturing and sourcing operations. In addition, he will remain Hasbro’s Chief Financial Officer.

“David Hargreaves has been one of the prime architects of Hasbro’s very strong performance in recent years,” said Mr. Goldner.  “David has earned the widespread respect of people inside and outside the company due to his hard work and intellect. David is an experienced and proven executive and a trusted partner who understands all facets of our business, and he is the ideal choice to take over as COO.”

During the period he has served as CFO, the Company has substantially improved profitability, strengthened its balance sheet and created significant value for shareholders. Prior to his promotion to CFO in 2001, Mr. Hargreaves held a variety of key positions including head of finance for the Company’s U.S. Toy, International and Operations groups.  He joined the Hasbro in 1982 as a finance manager working in the Company’s London office.

Before joining Hasbro, Mr. Hargreaves held several finance positions in the automobile industry in Europe including stints with both the Ford Motor Company and DeLorean Motor Cars. He is a graduate of the University of East London and serves on the Board of Directors of the Rhode Island Public Expenditures Council.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, CRANIUM and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.  ©2008 Hasbro, Inc.  All Rights Reserved.

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